The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated June 2, 2014

Pricing Supplement No. 3	Filed Pursuant to Rule 424(b)(2)
(To prospectus supplement dated December 2, 2013 and	Registration Statement No. 333-181059
prospectus dated April 30, 2012)

THE ALLSTATE CORPORATION

LEOPARDS™*

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

FIXED RATE NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES F

CUSIP											Net
Number of		Public	Size ($/#	Dividend Rate			Initial	Make-	Proposed	Purchasing	Proceeds
Depositary		Offering	Depositary	(Non-	Dividend		Redemption	Whole	NYSE Listing	Agent’s	(before
Shares	Series	Price(1)	Shares)(2)	Cumulative)(3)	Frequency(4)	Maturity	Date(5)	Premium(5)	Symbol(6)	Discount	Expenses)
020002853	F	$25.00	$ /	6.25%	Quarterly	Perpetual	October 15, 2019	45 basis points	ALL PR F	$0.7875	$

(1)                                 Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing shares for the account of their advisory clients may be offered shares at up to a $0.40 discount to the public offering price

(2)                                 Shares to be outstanding immediately after this offering:             Depositary Shares

(3)                                 Dividends are payable only when, as and if declared

(4)                                 Dividends are payable in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2014

(5)                                 The Issuer may, at its option, redeem the shares of Preferred Stock (i) in whole but not in part at any time prior to the Initial Redemption Date specified above, within 90 days after the occurrence of a “rating agency event” at a redemption price equal to $25,000 per share of Preferred Stock (or $25 per Depositary Share), or if greater, the present values of (A) $25,000 per share of Preferred Stock (or $25 per Depositary Share) and

(B) all undeclared dividends for the dividend periods from the date of redemption to and including the Initial Redemption Date specified above, in each case, discounted to the date of redemption on a quarterly basis at a discount rate equal to the treasury rate plus the Make-Whole Premium specified above, plus, in each case, any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date, or (ii) in whole or in part, from time to time, on any dividend payment date on or after the Initial Redemption Date specified above at a redemption price equal to $25,000 per share of Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date

(6)                                 If approved for listing, trading of the Depositary Shares is expected to commence within a 90-day period after June          , 2014, the expected original issuance date of the Depositary Shares

Offering Date: June 2, 2014 through June      , 2014

Trade Date: June      , 2014

Settlement Date: June     , 2014 (T+3)

Minimum Denomination/Increments: $25.00/$25.00

Purchasing Agent: Incapital LLC

Trades settle flat and clear SDFS: DTC Book Entry

DTC Number 0235 via RBC Dain Rauscher Inc.

* The Incapital LEOPARDS™ program provides for the Long Execution of Preferred and Related Debt Securities